Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.’s 333-207993, 333-209613 and 333-216003) pertaining to the Instructure, Inc. 2010 Equity Incentive Plan, 2015 Equity Incentive Plan and 2015 Employee Stock Purchase Plan of our report dated February 15, 2018, with respect to the consolidated financial statements of Instructure, Inc., and the effectiveness of internal control over financial reporting of Instructure, Inc.,  included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Salt Lake City, UT
February 15, 2018